Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 7, 2026, except for Note 1, under the section “Correction of Immaterial Error”, and Note 8, as to which the date is October 8, 2026, with respect to the financial statements of Elroy Air, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Los Angeles, California

October 8, 2026